SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2004

GST NETWORK FUNDING, INC.

(Exact Name of Registrant as Specified in Charter)

Deleware	0001-061-456	13-4001870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9300 NE Oakview Drive, Suite A Vancouver, Washington		98662
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 892-6660

Item 5.  Other Events and Regulation FD Disclosure

As previously reported, on May 17, 2000, the Company and its subsidiaries filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code, Case No. 00-1982 (GMS) in the U. S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the “Court”).  The Company also reports through its subsidiaries GST USA, Inc. and GST Telecommunications, Inc.  During the course of the proceeding, the Company has operated its business and managed its properties and assets as a debtor in possession.   On December 3, 2001, the Company filed its First Amended Joint Plan of Liquidation of GST Telecom Inc., et al. (as subsequently amended and modified, the “Plan”).  At a hearing before the Court on February 16, 2002, the Company announced that the Plan had been accepted by all classes eligible to vote on the Plan.

On April 18, 2002, the Court entered an order confirming the Plan.  On April 30, 2002, the Plan became effective and the Company is now in liquidation pursuant to the terms of the Plan.

On June 18, 2004, the Court approved a settlement between the Company and the State of California that resolves the state’s claim for unpaid taxes from the Company’s sale of assets to Time Warner Telecom Inc.  The Company paid $9,195,000 to the state in full settlement of the tax claim.

The Company currently has approximately $36,000,000 in cash that is to be distributed to creditors of the Company in accordance with the Plan.

On or about July 9, 2004, the Company will make its fifth distribution to unsecured creditors, in the amount of $20,000,000, pursuant to the Plan.  This distribution is 2.72% of allowed unsecured claims, making the total distribution to date to unsecured creditors  $347,200,000 or 46.94% of their allowed claims.  After this distribution the Company will have approximately $16,000,000 in cash, held in various reserves. These reserves are recalculated quarterly to determine the amount of distribution allowable under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GST NETWORK FUNDING, INC.

Date: June 18, 2004	By:	/s/ Erick Steinman
Erick Steinman
Chief Financial Officer